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                                                                    EXHIBIT 99.1


EDUCATION MANAGEMENT CORPORATION COMPLETES MERGER WITH ARGOSY EDUCATION GROUP, INC.

PITTSBURGH, PA. - December 21, 2001 - Education Management Corporation (Nasdaq:EDMC) announced today that it has completed its merger with Argosy Education Group, Inc. Argosy's shareholders approved the merger agreement at a special meeting held on October 31, 2001, subject to the satisfaction of certain conditions, including approval of the Department of Education, which was recently received. Under the terms of the merger agreement, Argosy's shareholders will receive $12.00 per share. There are approximately 6.5 million shares outstanding, including 4.9 million shares previously purchased by EDMC in escrow under a related stock purchase agreement.

Founded in 1975, Argosy offers doctoral and master's degrees in psychology, education, business and law, as well as bachelor's degrees in business and associate's degrees in health sciences.

Education Management Corporation (www.edumgt.com) is among the largest providers of proprietary post-secondary education in the United States, based on student enrollment and revenue. EDMC's Art Institutes offer master's, bachelor's and associate's degree programs and non-degree programs in the areas of design, media arts, culinary arts and fashion. Through ITI Information Technology Institute, EDMC offers a postgraduate education program at three locations in Canada, teaching students to apply technology to business problems. The Company has provided career-oriented education programs for over 35 years, and its Art Institutes (www.artinstitutes.edu) have graduated more than 125,000 students.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.